UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 14, 2003

APPLIED FILMS CORPORATION
(Exact name of Registrant as specified in its charter)

Colorado (State or Other Jurisdiction of Incorporation)	000-23103 (Commission File No.)	84-1311581 (IRS Employer Identification No.)

9586 I-25 Frontage Road, Suite 200 Longmont, Colorado (Address of Principal Executive Offices)	80504 (Zip Code)

303-774-3200
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if changed Since Last Report)

Item 7.         Financial Statements and Exhibits.

Exhibit

     99     Press release dated October 14, 2003.

Item 9.         Regulation FD Disclosure.

On October 14, 2003, Applied Films Corporation issued a press release announcing the exercise by underwriters of their over-allotment option for its recent public offering of common stock. A copy of the press release is attached as Exhibit 99.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 14, 2003	APPLIED FILMS CORPORATION
	By	/s/ Lawrence D. Firestone Lawrence D. Firestone Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99	Press Release dated October 14, 2003.

EXHIBIT 99

9586 I-25 Frontage Rd. Longmont, CO 80504 U.S.A. Telephone 303.774.3200 Facsimile 303.678.9275

CONTACTS:	Lawrence Firestone Chief Financial Officer (303) 774-3246

FOR IMMEDIATE RELEASE

APPLIED FILMS CORPORATION ANNOUNCES
UNDERWRITERS' EXERCISE OF
OVER-ALLOTMENT OPTION

Longmont, Colorado (October 14, 2003) – Applied Films Corporation (Nasdaq: AFCO) announced today that the underwriters of its recent public offering of 3,000,000 shares of its common stock, which closed on October 7, 2003, have exercised their over-allotment option to acquire an additional 450,000 shares. The sale and purchase of these additional shares closed today and raised an additional $12,264,750 for Applied Films Corporation, bringing the total shares of its common stock sold to the public in the offering to 3,450,000 shares and the total net proceeds received to $94,029,750.

The offering was made through an underwriting syndicate led by Citigroup Global Markets Inc., as the sole bookrunning lead manager. CIBC World Markets Corp., Needham & Company, Inc. and Adams, Harkness & Hill, Inc. acted as co-managers.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering of these securities is made only by means of a prospectus, copies of which may be obtained by contacting Citigroup, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220, Telephone: (718) 765-6732.

For more information, please visit Applied Films’ web site at www.appliedfilms.com.

About Applied Films Corporation
Applied Films Corporation is a leading provider of thin film deposition equipment to diverse markets such as the flat panel display, the architectural, automotive and solar glass, and the consumer products packaging and electronics industries.

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